UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2016

1PM INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

333-203276	47-3278534
(Commission File No.)	(IRS Employer Identification No.)

312 S. Beverly Drive #3104, Beverly Hills, California
(Address of principal executive offices) (zip code)

(424) 253-9991
(Registrant's telephone number, including area code)

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01. Other Events

(1)

On March 10, 2016, the Company received purchase orders from 2 additional dispensaries in California. The Company began selling its medical marijuana products to dispensaries in California in January 2016 and is now selling its products in approximately 35 dispensaries. The Company's goal is to expand to 150 dispensaries and to conduct 3-5 in-store product samplings a week. Through the in-store demonstrations, the Company's goal is to generate at least $1,000 per month per dispensary.

(2)

The Company is beginning to receive multiple re-orders from its dispensaries. The Company's marking plan is focused on driving sales through its in-store demos. These in-store demos are having an impact on brand recognition for Von Baron Farms and turning product quicker within the dispensaries. For example, the Company held is first in-store demonstration on February 4, 2016. Since then the Company has held 3 additional in-store demonstrations at the same location. The Company's sales at this location went from $0 to currently approximately $750 every 7-10 days and is being requested by name by the dispensary's clients.

(3)	The Company's in-store product sampling team will hold 3 in-store demonstrations this week. The Company is scheduled for 4 in-store demonstrations this week.

(4)

On March 7, 2016, the Company began receiving orders for its new product Buzz Kill. The Company launched Buzz Kill on March 4, 2016 and starting receiving orders on March 7, 2016 for the new product. The initial response for Buzz Kill has been overwhelming positive.

(5)

The Company is currently changing all of its packaging to be child proof. Currently, there are no regulations in enforced within California that require our products to be in child proof containers. However, San Jose County is expected to establish a regulations requiring child proof containers by the end of April. As such, this week the Company completed the transition to child proof containers.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1PM Industries, Inc.

Dated: March 11, 2016	By:	/s/ Joseph Wade
	Name:	Joseph Wade
	Title:	CEO